Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

First Quarter 2010 Consolidated Revenues Increase 24.7% and Building Supply Segment Revenues Increase 109.4% from same period of 2009

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  First quarter 2010 revenue increased 24.7% to $11.6 million from $9.3 million in the first quarter of 2009, led by a 109.4% increase in Building Supply segment sales.

•                  Net income increased 33.7% for the three months ended March 31, 2010 to $0.7 million, compared to net income of $0.5 million for the three months ended March 31, 2009.

•                  Inventory increased by $2.9 million, or 22.4%, to $16.0 million as of March 31, 2010 from December 31, 2009. The increase was primarily due to an increase in inventory for the Infection Control segment as the result of a stockpiling of N-95 particulate respirator masks, as well as an increase for the Disposable Protective Apparel segment.

•                  The Company revised its Disposable Protective Apparel segment distribution strategy as it shifts its Critical Cover® product line from its previous exclusive distributor to a broader, more diverse distribution network.

Nogales, Arizona — May 5, 2010, Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced its financial results for the first quarter ended March 31, 2010.

Consolidated sales for the first quarter of 2010 increased 24.7% to $11.6 million from $9.3 million in the comparable quarter in 2009.  Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2010 increased by 5.2% to $5.1 million, compared to $4.8 million for the same period of 2009. Building Supply segment sales for the three months ended March 31, 2010 increased by 109.4% to $4.7 million, compared to $2.3 million for the same period of 2009.  Building Supply segment sales were also up 18.0% sequentially from $4.0 million in the fourth quarter of 2009.  The segment increase was primarily due to a 135.8% increase in sales of REX™ SynFelt synthetic roof underlayment and a 73.6% increase in sales of REX™ Wrap housewrap from the first quarter of 2009.  The sales mix of the Building Supply segment for the three months ended March 31, 2010 was 70% for synthetic roof underlayment and 30% for housewrap. This compared to 64% for synthetic roof underlayment and 36% for housewrap for the first quarter of 2009.  Infection Control segment sales for the three months ended March 31, 2010 decreased by 18.5% to $1.8 million, compared to $2.2 million for the same period of 2009.  Mask sales were up by 22.3%, or $0.2 million, and shield sales were down by 61.6%, or $0.7 million.

Al Millar, President of Alpha Pro Tech commented, “Sales for the Disposable Protective Apparel segment increased primarily due to improved sales of disposable shoecovers. The segment increase was related primarily to increased sales to a broad base of our distribution network and, in particular, to a major national distributor with which we have preferred vendor status and from which we received the Outstanding Performance Controlled Environments vendor award for 2009. The increase was partially offset by decreased sales to our largest distributor.  Sales in the first quarter of 2010 continued to be adversely affected by a supply chain delay of goods from Asia.  This delay is expected to be resolved in the second quarter of 2010. ”

Mr. Millar continued, “As we announced in late March 2010, we are shifting to a more diversified, broader and global distribution strategy for our Disposable Protective Apparel product line as we shift away from VWR International, LLC as the sole distributor of our Critical Cover® product line.  We are working closely with our distribution partners to ensure continuity in our distribution channel to minimize potential supply-chain interruptions. We are committed to producing the highest quality products, and we have an obligation to our customers and our shareholders to protect our brand.  The change in our relationship with our largest disposable protective apparel distributor could adversely affect sales in the short term, but we expect it to be beneficial in the long term as we develop a broader base of distribution.  This is similar to the distribution change that we implemented in the Building Supply segment in 2007, and, ultimately, it was the catalyst of our growth in that segment over the past few years.”

Mr. Millar concluded, “Shield sales were down in the first quarter of 2010 due to a $1.7 million non-recurring shield order received in the fourth quarter of 2008. That order was shipped out over a period of three quarters beginning in the fourth quarter of 2008. The increase in mask sales for the three months ended March 31, 2010 was primarily attributable to an increase in our general purpose line of facemasks. Our N-95 respirator mask sales were up slightly in the first quarter of 2010 and are expected to return to pre-H1N1 levels in 2010 unless concerns relating to the global H1N1 Influenza A pandemic resume, although we continue to work on securing large international orders for our N-95 respirator mask that are unrelated to H1N1.”

Gross profit for the three months ended March 31, 2010 increased 21.1% to $5.0 million for the first quarter 2010, or 42.9% gross profit margin, from $4.1 million, or 44.2% gross profit margin, for the same period in 2009.  Gross profit margin for the three months ended March 31, 2010 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales.

Selling, general and administrative expenses increased by 16.8% to $3.8 million for the first quarter 2010 from $3.2 million for the same quarter last year.  The increase was primarily due to increased employee compensation, increased sales and marketing expenses and increased travel expenses.  As a percentage of net sales, selling, general and administrative expenses decreased to 32.5% for the three months ended March 31, 2010 from 34.7% for the same period in 2009.

Net income increased 33.7% for the three months ended March 31, 2010 to $0.7 million, compared to net income of $0.5 million for the three months ended March 31, 2009.  Net income as a percentage of sales for the three months ended March 31, 2010 and 2009 was 5.9% and 5.5%, respectively.  Basic income per share for the three months ended March 31, 2010 and 2009 was $0.03 and $0.02, respectively.  Diluted income per share for the three months ended March 31, 2010 and 2009 was $0.03 and $0.02, respectively.

The Consolidated Balance Sheet remained strong with a current ratio of 17 to 1 as of March 31, 2010.  The Company completed the quarter with cash and cash equivalents of $5.4 million, down from $9.8 million as of December 31, 2009, and working capital of $29.6 million, up from working capital of $29.0 million at December 31, 2009.  The decrease in cash and cash equivalents was primarily due to cash used in operating activities of $4.0 million and net cash used in investing activities of $0.3 million.  Inventories as of March 31, 2010 increased by $2.9 million to $16.0 million compared to $13.1 million as of December 31, 2009.

Lloyd Hoffman, Chief Financial Officer, commented, “The increase in inventory was primarily due to an increase in inventory in the Infection Control segment of $1.6 million due to a stockpiling of N-95 particulate respirator masks and an increase in inventory for the Disposable Protective Apparel segment of $1.3 million.”

Mr. Hoffman concluded, “In February 2010, the Company announced an expansion of $2.0 million to our stock repurchase plan.  As of March 31, 2010, we had approximately $2.9 million available for additional stock purchases under our repurchase program.  During the three months ended March 31, 2010, we did not repurchase any shares of common stock.  As of March 31, 2010, we had repurchased a total of 6,193,800 shares of common stock at a cost of $7.7 million through our repurchase program.  We retire all stock upon repurchase.  Future repurchases are expected to be funded from cash on hand and cash flows from operations.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets.  Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects”, “anticipates”, “estimates”, “believes”, “predicts”, “intends”, “plans”, “potential”, “may”, “continue”, “should”, “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct.  Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.  Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Unaudited)

	March 31, 2010	December 31, 2009 (1)

Assets
Current assets:
Cash and cash equivalents	$5,428,000	$9,753,000
Accounts receivable, net of allowance for doubtful accounts of $63,000 at March 31, 2010 and $65,000 at December 31, 2009	6,360,000	8,593,000
Inventories, net	16,033,000	13,094,000
Prepaid expenses and other current assets	3,105,000	2,792,000
Deferred income taxes	457,000	457,000
Total current assets	31,383,000	34,689,000

Property and equipment, net	4,011,000	3,843,000
Goodwill, net	55,000	55,000
Intangible assets, net	179,000	184,000
Equity investments in and advances to unconsolidated affiliates	1,697,000	1,701,000
Total assets	$37,325,000	$40,472,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,292,000	$2,963,000
Accrued liabilities	529,000	2,732,000
Total current liabilities	1,821,000	5,695,000

Deferred income taxes	906,000	906,000
Total liabilities	2,727,000	6,601,000

Shareholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 22,424,285 and 22,419,285 issued and outstanding at March 31, 2010 and December 31, 2009, respectively	224,000	224,000
Additional paid-in capital	23,204,000	23,164,000
Retained earnings	11,170,000	10,483,000
Total shareholders’ equity	34,598,000	33,871,000
Total liabilities and shareholders’ equity	$37,325,000	$40,472,000

(1)        The consolidated balance sheet as of December 31, 2009 has been prepared using information from the audited financial statements at that date.

Consolidated Income Statements (Unaudited)

	For the Three Months Ended March 31,
	2010	2009
Net sales	$11,629,000	$9,326,000

Cost of goods sold, excluding depreciation and amortization	6,641,000	5,207,000

Gross margin	4,988,000	4,119,000

Expenses:
Selling, general and administrative	3,784,000	3,240,000
Depreciation and amortization	207,000	161,000

Income from operations	997,000	718,000

Other income:
Equity in income of unconsolidated affiliates	73,000	98,000
Interest, net	10,000	1,000

Income before provision for income taxes	1,080,000	817,000

Provision for income taxes	393,000	303,000

Net income	$687,000	$514,000

Basic net income per share	$0.03	$0.02

Diluted net income per share	$0.03	$0.02

Basic weighted average shares outstanding	22,423,229	23,700,601

Diluted weighted average shares outstanding	23,114,613	23,700,601